                                                                    EXHIBIT 99.1

                               TABLE OF CONTENTS

                                                                            PAGE
INTRODUCTION                                                                   1

I.        Description of Citizens First Savings Bank
          General                                                              3
          Performance Overview                                                 7
          Income and Expense                                                   9
          Yields and Costs                                                    14
          Interest Rate Sensitivity                                           15
          Lending Activities                                                  17
          Non-Performing Assets                                               21
          Investments                                                         24
          Deposit Activities                                                  24
          Borrowings                                                          25
          Subsidiaries                                                        26
          Office Properties                                                   26
          Management                                                          27

II.       Description of Primary Market Area                                  28

III.      Comparable Group Selection
          Introduction                                                        34
          General Parameters
            Merger/Acquisition                                                35
            Mutual Holding Companies                                          36
            Trading Exchange                                                  37
            IPO Date                                                          37
            Geographic Location                                               37
            Asset Size                                                        38
          Balance Sheet Parameters
            Introduction                                                      39
            Cash and Investments to Assets                                    40
            Mortgage-Backed Securities to Assets                              40
            One- to Four-Family Loans to Assets                               41
            Total Net Loans to Assets                                         41
            Total Net Loans and Mortgage-Backed Securities to Assets          41
            Borrowed Funds to Assets                                          42
            Equity to Assets                                                  42
          Performance Parameters
            Introduction                                                      43

                                                                            PAGE
III.      Comparable Group Selection (cont.)
          Performance Parameters (cont.)
            Return on Average Assets                                          43
            Return on Average Equity                                          44
            Net Interest Margin                                               44
              Operating Expenses to Assets                                    45
            Noninterest Income to Assets                                      45
          Asset Quality Parameters
            Introduction                                                      46
            Nonperforming Assets to Assets                                    46
            Repossessed Assets to Assets                                      47
            Loan Loss Reserves to Assets                                      47
          The Comparable Group                                                48

IV.       Analysis of Financial Performance                                   49

V.        Market Value Adjustments
          Earnings Performance                                                52
          Market Area                                                         57
          Financial Condition                                                 58
          Asset, Loan and Deposit Growth                                      60
          Dividend Payments                                                   62
          Subscription Interest                                               62
          Liquidity of Stock                                                  63
          Management                                                          63
          Marketing of the Issue                                              65

VI.       Valuation Methods                                                   66
          Price to Book Value Method                                          67
          Price to Earnings Method                                            68
          Price to Assets Method                                              69
          Valuation Conclusion                                                70

                                LIST OF EXHIBIT

NUMERICAL
EXHIBITS                                                                    PAGE
1         Consolidated Balance Sheet - At August 31, 2000,
            and March 31, 2000                                                72
2         Consolidated Balance Sheets - At March 31, 1996
            through 1999                                                      73
3         Consolidated Statements of Income  - Five Months
            Ended August 31, 1999 and 2000, and
            Year Ended March 31, 2000                                         74
4         Consolidated Statements of Income - March 31,
            1996 through 1999                                                 75
5         Selected Financial Information                                      76
6         Income and Expense Trends                                           77
7         Normalized Earnings Trend                                           78
8         Performance Indicators                                              79
9         Volume/Rate Analysis                                                81
10        Yield and Cost Trends                                               82
11        Change in Annual Net Interest Income                                83
12        Loan Portfolio Composition                                          84
13        Loan Maturity Schedule                                              85
14        Loan Originations and Purchases                                     86
15        Delinquent Loans                                                    87
16        Nonperforming Assets                                                88
17        Allowance for Loan Losses                                           89
18        Investment Portfolio Composition                                    90
19        Mix of Deposits                                                     91
20        Certificates by Maturity                                            92
21        Deposit Activity                                                    93
22        Borrowed Funds Activity                                             94
23        Offices of Citizens First Savings Bank                              95
24        Management of the Bank                                              96
25        Key Demographic Data and Trends                                     97
26        Key Housing Data                                                    98
27        Major Sources of Employment                                         99
28        Unemployment Rates                                                 100
29        Market Share of Deposits                                           101
30        National Interest Rates by Quarter                                 102
31        Thrift Stock Prices and Pricing Ratios                             103
32        Key Financial Data and Ratios                                      113
33        Recently Converted Thrift Institutions                             123
34        Acquisitions and Pending Acquisitions                              124


NUMERICAL                                                                   PAGE
EXHIBITS
35        Thrift Stock Prices and Pricing Ratios -
            Mutual Holding Companies                                         125
36        Key Financial Data and Ratios -
            Mutual Holding Companies                                         126
37        Balance Sheets Parameters -
            Comparable Group Selection                                       127
38        Operating Performance and Asset Quality Parameters -
            Comparable Group Selection                                       131
39        Balance Sheet Ratios -
            Final Comparable Group                                           135
40        Operating Performance and Asset Quality Ratios
            Final Comparable Group                                           136
41        Balance Sheet Totals - Final Comparable Group                      137
42        Balance Sheet - Asset Composition
            Most Recent Quarter                                              138
43        Balance Sheet - Liability and Equity
            Most Recent Quarter                                              139
44        Income and Expense Comparison
            Trailing Four Quarters                                           140
45        Income and Expense Comparison as a Percent of
            Average Assets - Trailing Four Quarters                          141
46        Yields, Costs and Earnings Ratios
            Trailing Four Quarters                                           142
47        Dividends, Reserves and Supplemental Data                          143
48        Valuation Analysis and Conclusions                                 144
49        Market Pricings and Financial Ratios - Stock Prices
            Comparable Group                                                 145
50        Pro Forma Minimum Valuation                                        146
51        Pro Forma Mid-Point Valuation                                      147
52        Pro Forma Maximum Valuation                                        148
53        Pro Forma Superrange Valuation                                     149
54        Summary of Valuation Premium or Discount                           150

ALPHABETICAL EXHIBITS                                                       PAGE
A         Background and Qualifications                                      151
B         RB 20 Certification                                                155
C         Affidavit of Independence                                          156

INTRODUCTION

    Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Citizens First Bancorp, Inc. (the "Corporation"), a Delaware corporation, formed as a holding company to own all of the to-be-issued shares of common stock of Citizens First Savings Bank ("Citizens First" or the "Bank"), Port Huron, Michigan. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Application is being filed with the Securities and Exchange Commission ("SEC"), the Michigan Office of Financial and Insurance Services and the Federal Deposit Insurance Corporation ("FDIC"). In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Muldoon, Murphy & Faucette, Washington, D.C.

    This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," in accordance with the OTS application requirements of Regulation (S)563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

    The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in non-control blocks.

Introduction  (cont.)

    In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended March 31, 1996 through 2000, as well as the financial statements for the five months ended August 31, 1999 and 2000, and discussed them with Citizens First's management and with Citizens First's independent auditors, Plante & Moran, LLP, Bloomfield Hills, Michigan. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form S-1 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

    We have visited Citizens First's home office and have traveled the surrounding area where its thirteen regular branches are located. The Bank also has six off-premise ATM facilities. We have studied the economic and demographic characteristics of the primary retail market area of Huron, Lapeer, St. Clair and Sanilac Counties and analyzed the Bank's primary market area relative to Michigan and the United States. We have also examined the competitive market within which Citizens First operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

    We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Citizens First to those selected institutions.

    Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.  DESCRIPTION OF CITIZENS FIRST SAVINGS BANK

GENERAL

    Citizens First is a community oriented financial institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Citizens First conducts its business from its main office in Port Huron, Michigan and its thirteen branch offices in Fort Gratiot, Port Huron, Marysville, St. Clair, Marine City, Algonac, Lapeer, Imlay City, Croswell, Sandusky, Harbor Beach and Bad Axe. The Bank also serves its customers from its six off-premise ATMs. The Bank's primary market area is comprised of Huron, Lapeer, St. Clair and Sanilac Counties where all of the Bank's facilities are located, and its lending market extends into Macomb County.

    Citizens First's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Citizens First is a member of the Federal Home Loan Bank (the "FHLB") of Indianapolis and is regulated by the FDIC and the Michigan Office of Financial and Insurance Services. As of August 31, 2000, Citizens First had assets of $794,428,000, deposits of $637,023,000 and equity of $66,963,000.

    Citizens First has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 37.9 percent of its loan originations during the year ended March 31, 2000, and a similar
35.3 percent of its loan originations during the five months ended August 31, 2000. Construction loan originations represented a strong 12.9 percent and 14.2 percent, respectively, and home equity loan originations represented 11.3 percent for each period. Other consumer loan originations represented 14.5 percent and 13.8 percent of total originations for the same respective time periods. At August 31, 2000, 55.9 percent of the Bank's gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a larger 74.1 percent at

March 31, 1996, with the primary sources of funds being retail deposits from residents in its local communities, FHLB advances and earnings. The Bank is also an originator of multi-family loans, commercial real

General  (cont.)

estate loans, interim construction loans, consumer loans and commercial loans. Consumer loans include home equity loans, second mortgage loans, automobile loans, loans on savings accounts and other secured and unsecured personal loans.

    The Bank had $135.4 million, or a moderate 17.0 percent of its assets in cash and investments at August 31, 2000, including FHLB stock which totaled $5.1 million or 0.6 percent of assets. The Bank had no mortgage-backed and related securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank's lending and investment activities.

    The Bank's gross amount of stock to be sold in the subscription and community offering will be $58.0 million or 5,796,000 shares at $10 per share based on the midpoint of the appraised value of $62.6 million and excluding the planned issuance of 464,000 shares or $4,640,000 to the proposed Citizens First Charitable Foundation ("Foundation"). The net conversion proceeds will be $55,688,700, reflecting conversion expenses of approximately $2,266,902 and the $4,640,000 Foundation. The actual cash proceeds to the Bank will be $27.9 million representing fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued or 501,120 shares at $10 per share, representing $5,011,200. The Bank's net proceeds will be invested in adjustable-rate mortgage loans, consumer loans including home equity loans and commercial loans over time and initially invested in short term investments.
The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its fifty percent of the proceeds to fund the ESOP and to invest in short-and intermediate-term government or federal agency securities and other interest-bearing deposits.

    Citizens First has seen a relatively strong deposit increase over the past five fiscal years with deposits increasing 41.7 percent from March 31, 1996 to March 31, 2000, or an average of 10.4 percent per year. From March 31, 2000, to August 31, 2000, deposits increased by 6.0

General  (cont.)

percent or 14.4 percent, annualized, compared to a 14.1 percent growth rate in fiscal 2000. The Bank's stronger growth has been strengthened by its recent success in attracting public deposits. The Bank has focused on increasing its residential real estate loan and consumer loan portfolios during the past five years, monitoring its net interest margin and earnings and maintaining its equity to assets ratio. Equity to assets decreased modestly from 9.01 percent of assets at March 31, 1996, to 8.53 percent at March 31, 2000, and then decreased to 8.42 percent at August 31, 2000, due to the Bank's stronger growth.

    Citizens First's primary lending strategy, historically, has been to focus on the origination of adjustable-rate and fixed-rate, one-to four-family loans and residential construction loans, the origination of commercial real estate loans, the origination of consumer loans and commercial business loans with a more recent emphasis on consumer and commercial loans.

    Citizens First's share of one- to four-family mortgage loans has decreased significantly, from 74.1 percent of gross loans at March 31, 1996, to 55.9 percent as of August 31, 2000. Commercial real estate loans and multi-family loans combined increased from 1.9 percent of gross loans to 12.6 percent of gross loans from March 31, 1996, to August 31, 2000. All types of mortgage loans as a group decreased moderately from 80.9 percent of gross loans in 1996 to 74.1 percent at August 31, 2000. The decrease in mortgage loans was offset by the Bank's increase in consumer loans and commercial loans. The Bank's share of consumer loans witnessed an increase in their share of loans from 16.6 percent at March 31, 1996, to 20.3 percent at August 31, 2000, and the level of consumer loans increased from $72.8 million to $130.8 million, due primarily to growth in automobile loans. Commercial business loans also witnessed an increase in their share of loans from 2.5 percent in 1996 to 5.6 percent at August 31, 2000.

    Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank's

General  (cont.)

continued increased level of higher risk consumer and commercial loans. At March 31, 1996, Citizens First had $6.4 million in its loan loss allowance or
1.45 percent of gross loans, which increased to $10.6 million and represented a higher 1.65 percent of gross loans and 473.0 percent of nonperforming assets at August 31, 2000.

    Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on maintaining the Bank's net interest margin while undertaking some higher credit risk combined with reducing the Bank's interest risk position.

PERFORMANCE OVERVIEW

    Citizens First's financial position at year end March 31, 1996 through March 31, 2000, and at August 31, 2000, is highlighted through the use of selected financial data in Exhibit 5. Citizens First has focused on maintaining its equity and overall earnings, increasing its loan levels, increasing investment securities, increasing deposits, and maintaining its net interest margin. Citizens First has experienced a stronger increase in assets from 1996 to 2000 with a stronger increase in deposits, a moderate rise in FHLB advances and a rise in equity over the past four fiscal years. Such a rise in assets was the result of increases in investment securities from 1999 to 2000 and loans from 1996 to 1999.

    Citizens First witnessed a total increase in assets of $253.9 million or
52.1 percent for the period of March 31, 1996, to March 31, 2000, representing an average annual increase in assets of 13.0 percent. For the year ended March 31, 2000, assets increased $95.8 million or 14.8 percent. For the five months ended August 31, 2000, the Bank's assets increased $52.9 million or 7.1 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $95.8 million in fiscal year 2000, which represented a strong 14.8 percent increase in assets funded by a rise in deposits of $74.2 million and a rise in FHLB advances by $16.2 million. This increase in assets was preceded by a more normal $39.8 million or 6.6 percent increase in assets in fiscal year 1999.

    The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $431.3 million at March 31, 1996, to $631.2 million at August 31, 2000, and represented a total increase of $199.9 million, or 46.3 percent. The average annual increase during that period was 10.51 percent.
That increase was primarily the result of higher levels of commercial real estate loans, consumer loans and commercial loans. For the year ended March 31, 2000, loans decreased $22.1 million or 3.7 percent, due to the sale of a portfolio of mortgage loans. For the five months ended August 31, 2000, net loans increased $62.7 million or 11.0 percent representing 26.4 percent, annualized.

    Citizens First has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and a larger network of offices have been the sources for attracting retail deposits. Deposits increased 41.7 percent from 1996 to 2000, with an average annual rate of increase of 10.4 percent from March 31, 1996, to March 31, 2000. For the five months ended August 31, 2000, deposits increased by $36.0 million or 6.0 percent, annualized to 14.4 percent. The Bank's strongest fiscal year deposit growth was in 2000, when deposits increased $74.2 million or a relatively strong
14.1 percent with this growth partially due to the Bank's recent focus on public deposits. The Bank's FHLB advances increased from $14.0 million at March 31, 1996, to $77.3 million at August 31, 2000, representing a total increase of $63.3 million.

    Citizens First has been able to increase its equity level each fiscal year from 1996 through 2000 and in the five months ended August 31, 2000. At March 31, 1996, the Bank had equity of $43.9 million, representing a 9.01 percent equity to assets ratio and then increasing to $63.3 million at March 31, 2000, but representing a lower 8.53 percent equity to assets ratio due to the Bank's strong growth. At August 31, 2000, equity was a higher $67.0 million but a lower 8.43 percent of assets due to the Bank's continued growth. The overall decrease in the equity to assets ratio from 1996 to 2000 is the result of the Bank's somewhat volatile earnings performance impacted by the Bank's strong growth in assets. Equity increased 44.1 percent from March 31, 1996, to March 31, 2000, representing an average annual increase of 11.0 percent and increased
5.9 percent for the five months ended August 31, 2000, or 14.1 percent, annually.

INCOME AND EXPENSE

    Exhibit 6 presents selected operating data for Citizens First, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1996 through 2000 and for the five months ended August 31, 1999 and 2000.

    Citizens First has witnessed an overall increase in its dollar level of interest income from March 31, 1996, through March 31, 2000, due to the Bank's growth in assets, primarily loans. Interest income ranged from a low of $36.5 million in 1996 to a high of $51.9 million in 2000. This overall trend was a combination of an increase of $9.7 million or 26.5 percent from 1996 to 1998, followed by a smaller increase of $5.7 million or 12.3 percent from 1998 to 2000. For the five months ended August 31, 2000, interest income was $23.9 million, compared to a lower $20.7 million for the five months ended August 31, 1999, a continuation of the fiscal 2000 increase. The overall increase in interest income was due primarily to the Bank's increase in the size of its loan portfolio from 1996 to 1999 and an increase in its investment portfolio in 2000.

    The Bank's interest expense experienced a similar trend with an overall increase from fiscal year 1996 to 2000. Interest expense increased $5.1 million or 25.2 percent, from 1996 to 1998, compared to a larger dollar increase in interest income of $9.7 million and a larger 26.5 percent increase, for the same time period. Interest expense then increased $2.0 million or 7.8 percent from 1998 to 2000, compared to an increase in interest income of $5.7 million or 12.3 percent. Such increase in interest income in 2000, notwithstanding the increase in interest expense, resulted in a moderate dollar increase in annual net interest income of $2.4 million or 11.3 percent for the fiscal year ended March 31, 2000, and a moderate increase in net interest margin. Net interest income
increased from $16.5 million in 1996, to $24.9 million in 2000.   For the five
months ended August 31, 2000, Citizens First's actual net interest income was $10.4 or $24.9 million, annualized, which was modestly higher than the $10.0 million for the five months ended August 31, 1999, or $24.0 million, annualized.

    The Bank has made provisions for loan losses in four of the past five fiscal years of 1996 through 2000 and also in the five months ended August 31, 2000. The Bank had a credit to provision for loan losses in fiscal 2000 of $483,000. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, real estate owned and repossessed assets, the Bank's rise in lending activity, and industry norms. The loan loss provisions were $816,000 in 1996, $757,000 in 1997, $714,000 in 1998, $3.8
million in 1999 and $106,000 in the five months ended August 31, 2000. The impact of these loan loss provisions has been to provide Citizens First with a general valuation allowance of $10.6 million at August 31, 2000, or 1.65 percent of gross loans and 473.0 percent of nonperforming assets.

    Total other income or noninterest income indicated an overall rising trend from1996 to 1999 and then a decrease in 2000 due to a loss on loan sales. The highest level of noninterest income was in fiscal year 1999 at $10.3 million or
1.59 percent of assets including $6.1 million in gains on the contribution of securities. The lowest level was a net loss of $314,000 in 2000, due to a $4.5 million loss on the sale of loans. The average noninterest income level for the past five fiscal years was $3.4 million or 0.56 percent of average assets. In the five months ended August 31, 2000, noninterest income was $1.4 million or
0.42 percent of assets on an annualized basis. Noninterest income consists primarily of service charges, fees, gains on loans sold, and other income.

    The Bank's general and administrative expenses or noninterest expenses increased from $12.5 million for the fiscal year of 1996 to $16.2 million for the fiscal year ended March 31, 2000. The dollar increase in noninterest expenses was $3.7 million from 1996 to 2000, representing an average annual increase of $746,000 or 7.4 percent. Noninterest expenses were a higher $22.6 million in 1999 due to the Bank's establishment of a $6.2 million foundation. The annual increase in other expenses was due primarily to the Bank's growth over the past five years combined with the normal rise in overhead expenses. On a percent of average assets basis, operating expenses decreased from 2.70 percent of average assets for the

Income and Expense  (cont.)

fiscal year ended March 31, 1996, to 2.30 percent for the fiscal year ended March 31, 2000. For the five months ended August 31, 2000, Citizens First's ratio of operating expenses to average assets was a lower 2.25 percent.

    The net earnings position of Citizens First has indicated profitable performance in each of the past five fiscal years ended March 31, 1996 through 2000, and for the five months ended August 31, 2000. The annual net income figures for the past five fiscal years of 1996 through 2000 have been $3.4 million, $2.9 million, $6.2 million, $6.6 million and $5.9 million, representing returns on average assets of 0.71 percent, 0.53 percent, 1.01 percent, 1.01 percent and 0.85 percent, respectively. For the five months ended August 31, 2000, net earnings were $3.4 million, representing an annualized return on average assets of 1.07 percent.

    Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1999 and 2000 and for the twelve months ended August 31, 2000. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were adjustments to both income and expense during the periods. There was a one time loss on the sale of loans of $4,500,000, which was added back to core income, and there was a deduction to gains on the sale of loans of $1,650,000 due to higher than normal gains for the twelve months ended August 31, 2000, and for the fiscal year ended March 31, 2000. For the fiscal year ended March 31, 1999, there was a $3.0 million expense negative adjustment to provision for loan losses and a $6.2 million negative expense adjustment for the establishment of a foundation. There were also two income adjustments in this period, one was a reduction in the gain on the sale of property of $1.1 million and the second was a $6.1 million reduction in the gain related to the foundation contribution.

    The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets increased from 0.71 percent in fiscal year 1996 to 1.01 percent in fiscal year 1999, and then down to 0.85 percent in 2000 due to losses on loans sold. It was a higher level for the five months ended August 31, 2000, of 1.07 percent, annualized, due primarily to the Bank's more normal noninterest income.

Income and Expense (cont.)

    The Bank's average net interest rate spread decreased from 3.13 percent in fiscal year 1996 to 3.04 percent in fiscal year 1998, then increased to 3.53 percent in 2000. For the five months ended August 31, 2000, net interest spread was a lower 3.26 percent, annualized. The Bank's net interest margin indicated a similar trend, decreasing from 3.56 percent in fiscal year 1996 to 3.43 percent in fiscal year 1997, then increasing to 3.82 percent in fiscal 2000, and then down to 3.50 percent for the five months ended August 31, 2000, annualized. Citizens First's average net interest rate spread decreased 9 basis points to
3.04 percent in 1998 from 3.13 percent in 1996 and then increased 49 basis points from 1998 to 2000 to 3.53 percent. The Bank's net interest margin followed a slightly less volatile trend, decreasing 13 basis points to 3.43 percent from 1996 to 1997 and then increasing 39 basis points to 3.82 percent from 1997 to 2000. For the five months ended August 31, 2000, Citizens First's annualized net interest spread decreased 27 basis points to 3.26 percent, and its net interest margin decreased 32 basis points to 3.50 percent.

    The Bank's return on average equity increased from 1996 to 2000. The return on average equity increased from 8.16 percent in 1996 to 9.35 percent in fiscal year 2000. For the five months ended August 31, 2000, return on average equity was a higher 12.81 percent, annualized, due to the Bank's higher noninterest income resulting in higher earnings.

    Citizens First's ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 108.4 percent at March 31, 1996, to 106.9 percent at March 31, 2000, and then to a lower 105.4 percent at August 31, 2000. The Bank's lower ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank's higher level of noninterest-earning deposits.

    The Bank's ratio of non-interest expenses to average assets decreased from
2.70 percent in fiscal year 1996 to a lower 2.30 percent in fiscal year 2000, due to more moderate increases in normal overhead and the impact of stronger growth in assets. For the five months ended August 31, 2000, noninterest expenses to assets decreased to 2.25 percent. Another key

Income and Expense  (cont.)

noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 60.0 percent with the lower ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 68.8 percent in 1996 to 56.7 percent for the five months ended August 31, 2000.

    Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Citizens First witnessed an increase in its nonperforming asset ratio from 1996 to 2000, but the ratio still remained lower than the industry norm. Nonperforming assets, in general, consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Citizens First's nonperforming assets consist of all of those items except loans delinquent 90 days or more. The ratio of nonperforming assets to total assets was 0.10 percent at March 31, 1996, and increased to 0.18 percent at March 31, 2000. At August 31, 2000, Citizens First's ratio of nonperforming assets to total assets increased to 0.26 percent.

    The Bank's allowance for loan losses was 1.45 percent of loans at March 31, 1996, and increased to 1.80 percent at March 31, 2000, and then decreased to
1.65 percent at August 31, 2000, with the recent decrease due to the Bank's strong growth in loans. As a percentage of nonperforming loans, Citizens First's allowance for loan losses was 1,268.38 percent in 1996 and 839.57 percent in 2000. At August 31, 2000, the ratio decreased to 506.33 percent, reflective of an increase in nonperforming assets.

    Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years 1999 and 2000 and for the five months ended August 31, 2000. In fiscal year 1999, net interest income increased $2,394,000, due to an increase in interest income of $3,542,000 reduced by a $1,148,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $3,123,000 accented by an increase due to rate of $419,000. The increase in interest expense was due to an increase due to volume of $1,621,000 reduced by a decrease due to a change in rate of $473,000.

Income and Expense  (cont.)

    In fiscal year 2000, net interest income increased $1,341,000 due to an increase in interest income of $2,164,000 reduced by an increase in interest expense of $823,000. The increase in interest income was due to an increase due to volume of $78,000 accented by an increase due to rate of $1,374,000. The increase in interest expense was due to an increase due to volume of $2,211,000 reduced by a decrease due to rate of $1,388,000.

    For the five months ended August 31, 2000, compared to the five months ended August 31, 1999, net interest income increased $381,000 due to a $3,188,000 increase in interest income reduced by a $2,807,000 increase in interest expense. The increase in interest income was due to a $1,840,000 increase due to volume accented by a $1,348,000 increase due to rate. The rise in interest expense was the result of an increase due to volume of $2,061,000 accented by an increase due to rate of $746,000.


YIELDS AND COSTS

    The overview of yield and cost trends for the years ended March 31, 1998 through 2000, for the five months ended August 31, 1999 and 2000, and at August 31, 2000, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

    Citizens First's weighted average yield on its loan portfolio increased 35 basis points from fiscal year 1998 to 2000, from 7.91 percent to 8.26 percent, and then increased 20 basis points to 8.46 percent for the five months ended August 31, 2000, compared to a lower 7.86 percent for the five months ended August 31, 1999. The yield on securities decreased 67 basis points from 5.81 percent in 1998 to 5.14 percent in fiscal year 2000 and then increased 107 basis points to 6.21 percent for the five months ended August 31, 2000, compared to a higher 6.71 percent for the five months ended August 31, 1999. The yield on interest-earning deposits decreased 11 basis points from fiscal year 1998 to 2000, from 5.16 percent to 5.05 percent and then increased 62 basis points to
5.67 percent for the five months ended August 31, 2000, compared to a lower 4.64 percent for the five months ended August 31, 1999. The

Yields and Costs (cont.)

combined weighted average yield on all interest-earning assets increased 18 basis points to 7.97 percent from 1998 to 2000, reflecting the Bank's higher yield on loans. The yield on interest-earning assets for the five months ended August 31, 2000, was a still higher 8.05 percent, compared to a lower 7.78 percent for the five months ended August 31, 1999.

    Citizens First's weighted average cost of interest-bearing liabilities decreased 31 basis points to 4.44 percent from fiscal year 1998 to 2000, which was less than the Bank's 18 basis point increase in yield, resulting in an increase in the Bank's interest rate spread of 49 basis points from 3.04 percent to 3.53 percent from 1998 to 2000. For the five months ended August 31, 2000, the Bank's cost of funds increased 35 basis points to 4.79 percent, compared to an 8 basis point increase in yield on interest-earning assets, resulting in a lower net interest rate spread by 27 basis points to 3.26 percent compared to
3.42 percent for the five months ended August 31, 1999. The Bank's net interest margin increased from 3.56 percent in fiscal year 1998 to 3.82 percent in fiscal year 2000. The Bank's net interest margin for the five months ended August 31, 2000, was a lower 3.50 percent compared to a higher 3.76 percent for the five months ended August 31, 1999.

INTEREST RATE SENSITIVITY

    Citizens First has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Citizens First has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of equity as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap." The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the 1990's to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Interest Rate Sensitivity (cont.)

Citizens First has responded to the interest rate sensitivity issue by originating more adjustable-rate mortgage loans, short term consumer loans and maintaining a higher available-for-sale investment portfolio.

    The Bank measures its interest rate risk through the use of the calculation of its change in annual net interest income under rising and falling interest rate assumptions and by the determination of its cumulative interest-rate gap and corresponding ratio of cumulative interest-rate gap as a percentage of interest-earning assets. The change in net interest income and cumulative interest-rate gap for the Bank are calculated on a quarterly basis, by an outside firm, Risk Analytics, Inc., as well as the level of market value of equity for the Bank under current interest rates. Such cumulative interest-rate gap and changes in net interest income under changing rates are reflective of the Bank's interest rate risk exposure.

    There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

    Exhibit 11 provides the Bank's cumulative interest-rate gap as of August 31, 2000, and the ratio of cumulative interest-earning assets as a percentage of interest-bearing liabilities. Such calculations are provided by Risk Analytics, Inc., and the focus of this exposure table is the cumulative one-year and three-year interest rate gap levels for the Bank.

    The Bank's one-year cumulative interest rate gap at August 31, 2000, was a negative 16.15 percent, representing a dollar negative gap of $122,500,000. The Bank's three-year cumulative interest rate gap at August 31, 2000, was a negative 11.50 percent, representing a dollar negative gap of a lesser $87,199,000.


Interest Rate Sensitivity (cont.)

    The Bank is aware of its interest rate risk. Due to Citizens First's recognition of the need to control its interest rate risk, the Bank has focused on being more active in the origination of shorter term consumer loans and plans to continue this lending strategy combined with continuing to sell its fixed-rate mortgage loans in the future.

LENDING ACTIVITIES

    Citizens First has historically focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, construction loans, home equity loans and commercial loans. Exhibit 12 provides a summary of Citizens First's loan portfolio, by loan type, at March 31, 1996 through 2000, and at August 31, 2000.

    Residential loans secured by one- to four-family dwellings was the primary loan type representing 55.9 percent of the Bank's gross loans as of August 31, 2000. This share has seen a moderate decrease from 74.1 percent at March 31, 1996. The second largest real estate loan type as of August 31, 2000, was multi-family and commercial real estate loans, which comprised a moderate 12.6 percent of gross loans compared to 1.9 percent as of March 31, 1996. The third key real estate loan type was construction loans, which represented 5.6 percent of gross loans as of August 31, 2000, compared to a slightly lower 4.8 percent at March 31, 1996. These three real estate loan categories represented 74.1 percent of gross loans at August 31, 2000, compared to a larger 80.9 percent of gross loans at March 31, 1996.

    Home equity loans represent a relatively large loan category for Citizens First. Home equity loans totaled $77.8 million and represented 12.1 percent of gross loans at August 31,

Lending Activities (cont.)

2000, compared to a larger 15.4 at March 31, 1996. The Bank has been actively involved in home equity lending for many years with the emphasis on home equity lending partially reflective of the characteristics of the market area.

    The consumer loan category represented 8.2 percent of gross loans at August 31, 2000, compared to only 1.1 percent at March 31, 1996. Consumer loans were the fourth largest overall loan type, at August 31, 2000, and the sixth largest loan type in 1996. The Bank originates automobile loans, boat loans, savings account loans and other secured and unsecured personal loans. Commercial business loans also represent a relatively large loan category for Citizens First. Commercial business loans totaled $36.1 million at August 31, 2000, and represented 5.6 percent of total loans compared to a smaller 2.5 percent at March 31, 1996.

    The overall mix of loans has witnessed moderate changes from fiscal year-end 1996 to August 31, 2000, with the Bank having decreased its share of one- to four-family loans to offset its increases in multi-family and commercial real estate loans and consumer loans, primarily automobile loans.

    The emphasis of Citizens First's lending activity is still the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Citizens First's primary market area, which includes Huron, Lapeer, St. Clair and Sanilac Counties. The Bank's lending market also extends into Macomb County. At August 31, 2000, 55.9 percent of Citizens First's gross loans consisted of loans secured by one- to four-family residential properties, excluding 5.6 percent in construction loans and 12.1 percent in home equity loans.

    The Bank offers an adjustable-rate mortgage loan ("ARMs") with adjustment periods of one year, three years, five years, seven years and ten years. The interest rates on ARMs are generally indexed to the Treasury securities index. The adjustable-rate mortgage loans have a maximum rate adjustment of 2.0 percent at each adjustment period and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index. At

Lending Activities  (cont.)

December 31, 1999, the initial discounted rate on ARMs was 200 to 300 basis points below the fully indexed rate. The Bank normally retains all ARMs which it originates, and ARMs are generally not convertible to fixed-rate loans. Citizens First's ARMs normally include a prepayment penalty if the loan is paid off within three years. The majority of ARMs have terms of 15 to 25 years with a maximum term of 30 years.

    The Bank's other primary mortgage loan product is fixed-rate mortgage loans with approximately 43.0 percent of Citizens First's one- to four-family mortgage loans being fixed-rate loans. The Bank has been selling the major share of its fixed-rate mortgage loans and retaining the servicing. Fixed-rate mortgage loans have a maximum term of 30 years, however, most mortgage loans have actual terms of 20 years or less. Most of the Bank's mortgage loans conform to Freddie Mac guidelines.

    The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 90 percent at Citizens First, even though the Bank is permitted to make loans up to a 97 percent loan-to-value ratio. The Bank does make loans up to 90 percent of loan-to-value and generally requires mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

    Citizens First has also been an originator of commercial real estate loans and multi-family loans in the past. The Bank will continue to make multi-family and commercial real estate loans. The Bank had a total of $81.2 million in commercial real estate and multi-family loans at August 31, 2000, representing
12.6 percent of gross loans, compared to $8.5 million or 1.9 percent of gross loans at March 31, 1996. The major portion of commercial real estate loans is secured by small retail establishments, industrial facilities, office buildings, and other commercial properties. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to twenty years. The maximum loan-to-value ratio is normally 80.0 percent.

Lending Activities  (cont.)

    The Bank also originates construction loans to individuals for residential construction of their principal residence. The construction loans generally provide for the payment of interest only during the construction phase which normally extends from six to twelve months. Citizens First's construction loans are then converted to permanent mortgage loans upon completion of construction. Construction loans totaled $35.9 million at August 31, 2000, and represented 5.6 percent of gross loans, slightly higher than its 4.8 percent at March 31, 1996.

    Citizens First has been very active in consumer lending, including home equity lending. Consumer loans consist primarily of home equity loans which represented a total of $77.8 million or 59.5 percent of consumer loans and automobile loans which represented a total of $51.5 million or 39.4 percent of consumer loans at August 31, 2000, up from $3.7 million or 5.1 percent of consumer loans in 1993. Total consumer loans were $130.8 million or 20.3 percent of gross loans at August 31, 2000, and a lesser $72.8 million or 16.6 percent of gross loans in 1993. Citizens First began to make indirect automobile loans in 1999. Citizens First also makes loans secured by boats, motorcycles, campers, mobile homes and recreational vehicles.

    Exhibit 13 provides a loan maturity schedule and breakdown and summary of Citizens First's fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At August 31, 2000, 60.2 percent of the Bank's total loans due after August 31, 2001, were fixed-rate and 39.8 percent were adjustable-rate. The Bank has 29.5 percent of its loans at August 31, 2000, due in 5 years or less with another 39.9 percent due in 5 to 15 years.

    As indicated in Exhibit 14, Citizens First experienced a moderate decrease in its one-to four-family loan originations but a strong rise in total loan originations from fiscal year 1998 to 2000. Total loan originations in fiscal year 1998 were $217.9 million compared to $292.5 million in fiscal year 2000, reflective of higher levels of commercial real estate loans, consumer loans, construction loans and home equity loans offset by a lower level of one-to four-family loans. The increase in consumer loan originations from 1998 to 2000 of $48.8

Lending Activities (cont.)

million constituted 65.4 percent of the $74.6 million aggregate increase in total loan originations from 1998 to 2000, with consumer loans increasing $48.8 million and commercial loans increasing $8.6 million. Multi-family and commercial real estate loans increased $24.3 million from 1998 to 2000. Loan originations for the five months ended

August 31, 2000, were $137.1 million, representing a stronger $329.0 million on an annualized basis and indicating a continuation in loan origination activity. Loan originations on one- to four-family residences represented 60.1 percent of total loan originations in fiscal year 1998, and 37.9 percent in fiscal year 2000. One- to four-family loan originations decreased to 35.3 percent of total loan originations for the five months ended August 31, 2000. Consumer loans represented 12.2 percent of total loan originations in 1998 and a larger 25.8 percent in 2000. For the five months ended August 31, 2000, these loans represented a similar 25.1 percent of total originations. Commercial real estate loans represented 6.1 percent of total loan originations in 1998 and a higher
12.9 percent in 2000. For the five months ended August 31, 2000, commercial real estate loans represented a similar 11.7 percent of total loan originations. Construction loans represented 11.4 percent of loan originations in 1998 and a higher 12.9 percent in 2000. For the five months ended August 31, 2000, construction loans represented a slightly higher 14.2 percent of loan originations.

    Overall, loan originations exceeded principal payments, loans sales, loan repayments and other deductions in fiscal 1998 by $60.4 million, exceeded reductions by a lesser $45.3 million in 1999, and then fell short of principal payments and loan sales by $23.2 million in 2000 due to higher loan sales. For the five months ended August 31, 2000, loan originations exceeded reductions by a strong $62.9 million or $150.9 million, annualized.

NONPERFORMING ASSETS

    Citizens First understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets

Nonperforming Assets (cont.)

has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted in the past with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Citizens First has not been faced with such problems in the past and has made a concerted effort to control its nonperforming assets and has been successful.

    Exhibit 15 provides a summary of Citizens First's delinquent loans at March 31, 1998, 1999, and 2000 and at August 31, 2000, indicating a higher level of delinquent loans since 1998. The Bank had $2.1 million or 0.33 percent of gross loans delinquent 90 days or more at August 31, 2000, with $1.7 million in single-family loans and $282,000 in commercial loans. Loans delinquent 60 to 89 days totaled $2.2 million at August 31, 2000, or 0.34 percent of gross loans with $1.5 million in one-to four-family loans, $282,000 in home equity loans, $221,000 in auto loans and $252,000 in commercial loans. At August 31, 2000, delinquent loans of 60 days or more totaled $4.3 million or 0.67 percent of gross loans compared to $3.1 million or 0.54 percent of gross loans at March 31, 1998.

    Citizens First's board reviews all loans delinquent 30 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a non-accrual status, and at that point in time the Bank pursues foreclosure procedures.

Nonperforming Assets (cont.)

    Exhibit 16 provides a summary of Citizens First's nonperforming assets at August 31, 2000, and at March 31, 1996 through March 31, 2000. Nonperforming assets consist of loans 90 days or more past due, non-accruing loans, real estate owned and repossessed assets for Citizens First. The Bank historically has carried a lower level of nonperforming assets. Citizens First's level of nonperforming assets ranged from a high dollar amount of $2,248,000 or 0.28 percent of total assets at August 31, 2000, to a low dollar amount of $507,000 or 0.10 percent of assets at March 31, 1996. The Bank's nonperforming assets totaled $1,326,000 at March 31, 2000, representing 0.18 percent of assets.

    Citizens First's level of nonperforming assets was similar to its level of classified assets. The Bank's level of classified assets was $1.3 million or
0.17 percent of assets at August 31, 2000. The Bank's classified assets consisted of $1.3 million in substandard assets, with no assets classified as doubtful or loss.

    Exhibit 17 shows Citizens First's allowance for loan losses at August 31, 2000, and for fiscal years ended 1996 through 2000, indicating the activity and the resultant balances. Citizens First has witnessed a strong increase in its balance of allowance for loan losses from $6.4 million in 1996 to $10.5 million in 2000. The balance in allowance for loan losses then increased further to $10.6 million at August 31, 2000, with provisions of $816,000 in 1996, $758,000 in 1997, $714,000 in 1998, $3.8 million in 1999, a credit of $483,000 in 2000 and $106,000 in the five months ended August 31, 2000. The Bank had net charge-offs of $54,000 in 1996, $156,000 in 1997, $169,000 in 1998, $166,000 in 1999,
$217,000 in 2000 and recoveries of $66,000 for the five months ended August 31, 2000. The Bank's ratio of allowance for loan losses to gross loans was 1.45 percent at March 31, 1996, and a higher 1.80 percent at March 31, 2000. The allowance for loan losses to gross loans decreased to 1.65 percent of loans at August 31, 2000, due to the Bank's strong increase in loans. Allowance for loan losses to nonperforming loans was 1,268.4 percent at March 31, 1996, and a lower
506.3 percent at August 31, 2000, reflecting the increase in nonperforming loans.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits has been comprised of federal agency securities, U.S. treasury securities, FHLB stock, municipal securities and debt and equity securities. Exhibit 18 provides a summary of Citizens First's investment portfolio at March 31, 1998, 1999 and 2000, and at August 31, 2000, excluding interest-bearing deposits with financial institutions. Investment securities totaled $90.8 million at August 31, 2000, compared to $99.4 million at March 31, 2000, and $12.5 million at March 31, 1998, with all of the securities available-for-sale except FHLB stock which totaled $5.1 million at August 31, 2000. The primary component of investment securities at August 31, 2000, was debt and equity securities, representing 40.6 percent of investments compared to zero at March 31, 1998. The second largest component of investment securities was U.S. government and federal agency securities, representing 29.5 percent of investments at August 31, 2000. The Bank had $5.1 million in FHLB stock at August 31, 2000, and a lesser $3.7 million at March 31, 1998. The weighted average yield on investment securities was 6.21 percent and 5.67 percent for interest-bearing deposits for the five months ended August 31, 2000. The Bank also had interest-bearing deposits totaling $35.8 million at August 31, 2000, and a lesser $16.0 million at March 31, 1998.

DEPOSIT ACTIVITIES

    The change in the mix of certificates by rate from March 31, 1998, to August 31, 2000, is provided in Exhibit 19. There has been a strong change in total deposits but only modest change in the deposit mix during this period. Total average deposits have increased from $495.9 million at March 31, 1998, to $614.4 million at August 31, 2000, representing an increase of $118.5 million or 23.9 percent. Certificates of deposit have increased their share of average deposits from 53.4 percent at March 31, 1998, to 56.0 percent at August 31, 2000, representing an increase of $79.5 million or 30.0 percent, while passbook NOW, MMDA and noninterest-bearing deposits have witnessed a decrease in their share from 46.6 percent at March 31, 1998, to 44.0 percent at August 31, 2000. The increase in certificates is similar to the industry norm of a rise in the share of certificates.

    The major component of certificates had rates between 6.01 percent and 7.00 percent and represented 56.7 percent of certificates at August 31, 2000 (reference Exhibit 20). At March 31, 1998, the major component of certificates was the 5.01 percent to 6.00 percent category with a stronger 58.6 percent of certificates. The category witnessing the strongest growth from March 31, 1998, to August 31, 2000, was certificates with rates between 6.01 percent and 7.0 percent, which increased $120.2 million during this time period. This increase was partially the result of a decrease in the certificates with rates between
5.01 percent and 6.0 percent, which declined $46.9 million.

    Exhibit 21 shows the Bank's deposit activity for the three years ended March 31, 1998 through 2000, and for the five months ended August 31, 1999 and 2000. Excluding interest credited, Citizens First experienced net increases in deposits in each fiscal year and for the five months ended August 31, 1999 and 2000. In fiscal year 1998, a net increase in deposits of $45.9 million resulted in a 10.0 percent increase in deposits including interest credited, and in 2000, there was a net increase of $74.2 million or 14.1 percent. For the five months ended August 31, 2000, a net increase in deposits of $36.0 million produced a net rise of 6.0 percent, or 14.4 percent, annualized.

BORROWINGS

    Citizens First has made regular use of FHLB advances from March 31, 1998 to August 31, 2000. The Bank had $77.3 million in FHLB advances at August 31, 2000, with an average rate of 6.27 percent compared to a smaller $41.6 million at March 31, 1998, with an average rate of 6.35 percent (reference Exhibit 22). FHLB advances represented 9.7 percent of assets at August 31, 2000, compared to
8.5 percent at March 31, 1998.

SUBSIDIARIES

    Citizens First had one wholly-owned service corporation at August 31, 2000, which serves as the parent company of three other subsidiaries. Citizens First's service corporation was established in 1974 with the name Riverside Corporation, which was later changed to Citizens Financial Services, Inc. The service corporation previously participated in real estate development but currently serves as the parent corporation for three subsidiaries, CFS Appraisal Company, CFS Survey L.L.C. and CFS Title Agency. CFS Appraisal Company was established in 1995 to provide appraisal services to Citizens First. CFS Survey was organized in 1999 to complete mortgage survey reports for Citizens First, and CFS Title Agency was established in 1998 to provide title insurance for customers of Citizens First and was a joint venture with Lawyers Title Insurance Agency.

    Citizens First also established an Asset Management and Trust Department Group in 1999 as a department of Citizens First to provide trust and investment services to individuals, partnerships, corporations and institutions.

OFFICE PROPERTIES

    Citizens First had fourteen full service offices at August 31, 2000, located in Port Huron, Fort Gratiot, Marysville, St. Clair, Marine City, Algonac,
Lapeer, Imlay City, Croswell, Sandusky, Harbor Beach and Bad Axe.    Citizens
First owns all of its offices. The Bank also has six off-premise ATM facilities. The Bank's investment in its office premises totaled $6.0 million or 0.76 percent of assets at August 31, 2000, and the Bank's investment in fixed assets was $9.8 million or 1.2 percent at August 31, 2000.

MANAGEMENT

    The president, chief executive officer, and managing officer of Citizens
First is Larry J. Moeller, Sr., who is also a director.   Mr. Moeller joined the
Bank in 1998 as President and Chief Executive Officer and was appointed a director in 1992. Prior to working at Citizens First, Mr. Moeller worked in the Port Huron Area School District for 31 years, including serving as Superintendent of Schools from 1980 until 1997. Mr. J. Stephen Armstrong is Senior Vice President of the Bank in charge of the Commercial Banking Division since 1999. Mr. Armstrong has worked at Citizens First since 1995, serving in several different lending positions. Mr. Randy J. Cutler is Senior Vice President in charge of Retail Banking and Branch Operations since 1985. Mr. Cutler joined the Bank in 1977. Mr. Timothy D. Regan is also a Senior Vice President and is the Bank's controller and chief financial officer. Mr. Regan has served as Senior Vice President since 1991 and has been employed with the Bank since 1988. The final member of the Bank's senior management group is Mr.
B. Scott Nill who is Vice President in charge of Operations. Mr. Nill has served in the position since 1998. For seven years prior to joining Citizens First, Mr. Nill was the chief executive officer of I.M.P.A.C.T. corporation, which is a center for human resources.

II.      DESCRIPTION OF PRIMARY MARKET AREA

    Citizens First's primary market area for retail deposits and lending activity encompasses all of Huron, Lapeer, St. Clair and Sanilac Counties ("the market area") with the Bank's lending area extending into Macomb County. The Bank has fourteen office facilities, all located in the market area. The Bank's main office is located in Port Huron with branches in Bad Axe and Harbor Beach in Huron County, Imlay City and Lapeer in Lapeer County, Croswell and Sandusky in Sanilac County and in Algonac, Fort Gratiot, Marine City, Marysville, Port Huron and Saint Clair in St. Clair County.

    The primary market area is characterized by a higher than average level of median household income and a lower housing value when compared to the United States with a similar median household income but a lower housing value when compared to Michigan. The unemployment rate in the market area has been higher than Michigan and national unemployment rates but has declined slightly over the past few years. The market area's strongest employment categories are the manufacturing industry, services industry and the construction industry, with a similar level of residents employed in the transportation/utilities industry category as in the United States.

      Exhibit 25 provides a summary of key demographic data and trends for the market area, Huron, Lapeer, St. Clair and Sanilac Counties, Michigan and the United States. Overall, from 1990 to 2000, population increased in all areas. The population increased by 13.0 percent in the market area from 1990 to 2000, due primarily to the stronger growth in Lapeer County. In the same time period, population increased by 1.0 percent in Huron County, a much larger 21.2 percent in Lapeer County, a moderate 12.5 percent in St. Clair County, and 9.7 percent in Sanilac County, compared to increases of 6.6 percent in Michigan and 10.7 percent in the United States. Future population projections indicate that population will continue to increase in the market area through the year 2005. From 2000 to 2005, population is expected to increase by 5.6 percent in the market area, while increasing by 2.2 percent in Michigan and by 4.5 percent in the United States.

    In conformance with its increasing trend in population, the market area witnessed an increase in households (families) of 16.2 percent from 1990 to 2000. During that same time period, the number of households increased in Michigan by 9.7 percent and increased by 12.5 percent in the United States. The market area counties had varying degrees of increasing rates of households, from a low of 4.3 percent in Huron County to a high 26.2 percent in Lapeer County.
By the year 2005, the market area's households are projected to continue to increase by 7.2 percent, while the number of households is expected to increase by 3.7 percent in Michigan and increase in the United States by 5.3 percent.

    In 1990, per capita income in the market area was lower than the per capita income in Michigan but slightly higher than the United States. The market area had a 1990 per capita income of $12,500 compared to Michigan at a higher $14,154 and the United States at a lower $12,313. From 1990 to 2000, per capita income increased in the market area, Michigan and the United States, with the United States having the greatest percent increase. The market area's per capita income increased from 1990 to 2000, by 62.3 percent to $20,293 while Michigan's per capita income increased by a smaller 57.4 percent to a higher $22,281. Per capita income in the United States also increased by a much larger 80.0 percent to $22,162. The market area's per capita income in 2000 is below the per capita income in Michigan and the United States.

    The 1990 median household income in the Bank's primary market area was lower than the median household income in Michigan but higher than in the United States. The market area had a 1990 median household income of $29,926, which was lower than Michigan's median household income of $31,020 but higher than the United States' median household income of $28,525. From 1990 to 2000, median household income in the primary market area, all market area counties, Michigan and the United States increased, with Michigan indicating the lowest rate of increase and Huron County the highest. Median household income increased by
47.0 percent to $43,978 in the market area compared to a lower 39.9 percent increase to $43,403 in Michigan and 46.9 percent increase to $41,914 in the United States. Lapeer

County maintained the highest median household income in 1990 and in 2000, increasing from $35,874 in 1990 to $51,862 in 2000, while Huron County maintained the lowest median household income in both years, increasing from $21,852 in 1990 to $33,322 in 2000. From 2000 to 2005, median household income is projected to increase by 17.2 percent in the market area, while increasing by
13.0 percent in Michigan and increasing by 17.2 percent in the United States. Based on those rates of change, by 2005, median household income is expected to be a higher $51,523 in the market area, $49,028 in Michigan, and $49,127 in the United States.

    Exhibit 26 provides a summary of key housing data for the market area, Huron, Lapeer, St. Clair and Sanilac Counties, Michigan and the United States in 1990. The market area had a higher than the national average percent of owner-occupancy at 77.9 percent and greater than the 71.0 percent owner-occupancy rate for Michigan. The United States had an owner-occupancy rate of 64.2 percent.
As a result, the market area supports a lower than average rate of renter-occupied housing at 22.1 percent compared to a higher 29.0 percent for Michigan and 35.8 percent for the United States.

    The market area's median housing value of $55,941 is lower than Michigan's and significantly lower than the United States' median housing value. The market area's median housing value of $55,941 is 7.4 percent lower than Michigan's median housing value of $60,100, and it is 41.4 percent lower than the United States' $79,098 median housing value. The average median rent of the market area is less than the median rent of both Michigan and that of the United States. The market area had a median rent of $324, which was lower than Michigan's median rent of $423 and the United States' median rent of $374.

     In 1990, the major business source of employment by industry group, based on number of employees, for the market area was the manufacturing industry, responsible for 29.5 percent of jobs, which was higher than both Michigan and the United States with 24.6 and 19.2 percent, respectively (reference, Exhibit
27). The services industry was the second major employer in the market area but it was the first major employer in both Michigan and the United States, responsible for 29.2 percent, 35.6 percent and 34.0 percent of employment, respectively. The wholesale/retail trade industry was the third major employer in the market area, responsible for 20.3 percent of jobs, compared to 22.0 percent in Michigan and 27.5 percent in the United States. The construction, transportation/utilities group, the agriculture/mining group and the finance, insurance and real estate group combined to provide 21.0 percent of employment in the market area, 35.8 percent of employment in Michigan and 19.3 percent in the United States.

The following list provides some of the leading employers in the market area:


Employer                                          Employees
--------                                          ---------
Port Huron Area School District                   1,582
Port Huron Hospital                               1,057
Detroit Edison                                    1,044
St. Clair County                                    882
Kmart Corporation                                   850
Mercy Hospital                                      693
T I Group Automotive Systems                        620
East China Public Schools                           594
Britax Rainfords                                    591
Mueller Brass Company                               547
Ameritech                                           459
St. Clair County Community College                  440
River District Hospital                             393
City of Port Huron                                  381
Blue Water Plastics                                 372
Chrysler Corporation                                330
Pine River Plastics                                 329

Walmart Stores, Inc.                                320
E.B. Eddy Paper                                     306
Mascotech Coating, Inc.                             305

     The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in the market area, the market area counties, Michigan and the United States in 1997, 1998 1999 and through July 2000. The market area has been characterized by a higher unemployment rate than both Michigan and the United States. In 1997, the market area had an unemployment rate of 5.2 percent, compared to a lower unemployment rate of 4.2 percent in Michigan and
4.9 percent in the United States. The market area's unemployment rate decreased to 4.7 percent in 1998, compared to a lower 3.9 percent in Michigan and a decrease to 4.5 percent in the United States. In 1999, the market area had an unemployment rate of a slightly higher 4.9 percent with Michigan decreasing to
3.8 percent and the United States at 4.2 percent. In July of 2000, the unemployment rate increased to 5.2 percent in the market area, compared to a decrease to 3.5 percent in Michigan and a stable 4.2 percent in the United States.

     Exhibit 29 provides deposit data for banks and thrifts in the market area. Citizens First's deposit base in the market area was $505.2 million or 87.2 percent of the $579.1 billion total thrift deposits and a smaller but moderate
17.1 percent share of total deposits which were $3.0 billion as of August 31, 2000. The market area is dominated by the bank industry. Total bank deposits in the market area were $2.4 billion representing 80.4 percent of total deposits, compared to a lower $ 579.1 million or 19.6 percent of deposits for thrifts. It is evident from the size of both thrift deposits and bank deposits that the market area has a strong deposit base with the Bank having a dominant level of market penetration for thrift deposits and a smaller yet moderate share of market penetration of total deposits.

     Exhibit 30 provides interest rate data for each quarter for the years 1996 through 1999 and for the first two quarters of 2000. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 1996. This declining trend continued in 1997 and 1998. Interest rates then increased in 1999 and continued to rise in 2000 with prime increasing from 8.00 in the first quarter of 1999 to 9.50 percent in the second quarter of 2000.

SUMMARY

     To summarize, the market area represents an area with an increasing population base and household level during the 1990s. The market area displayed a lower per capita income but similar median household income to Michigan. Finally, the market area has had an historically higher unemployment rate when compared to Michigan and the United States. The market is a highly competitive financial institution market strongly dominated by banks, with a moderate presence of thrifts, and a total market deposit base for banks and thrifts of nearly $3.0 billion in deposits.

III.  COMPARABLE GROUP SELECTION

Introduction

     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Michigan.

     Exhibits 31 and 32 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 284 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 31 and 32 also subclassify all thrifts by region, including the 109 publicly-traded Midwest thrifts ("Midwest thrifts") and the 4 publicly-traded thrifts in Michigan ("Michigan thrifts"), and by trading exchange. Exhibit 33 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2000, and October 5, 2000.

     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Citizens First as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Citizens First's basic operation.

Introduction  (cont.)

     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

     Institution                         State
     -----------                         -----

     Home Bancorp                        Indiana

     Ottawa Financial Corp.              Michigan

     Equality Bancorp, Inc.              Missouri

     Jefferson Savings Bancorp, Inc.     Missouri

     FFY Financial Corp.                 Ohio

     York Financial Corp.                Pennsylvania

     First Northern Capital Corp.        Wisconsin

     There is are no pending merger/acquisition transaction involving thrift institutions in Citizens First's city, county or market area, as indicated in
Exhibit 34.

Mutual Holding Companies

     The comparable group will not include any mutual holding companies.   The
percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 31 publicly-traded mutual holding companies as well between those 31 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-
traded institutions.   In our opinion it is appropriate to limit individual
comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 31 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

             Institution                      State
             -----------                      -----

     Wayne Savings Bancshares                 Ohio

     Greater Delaware Valley, MHC             Pennsylvania

     Harris Financial, Inc., MHC              Pennsylvania

     PHS Bancorp, Inc., MHC                   Pennsylvania

     Willow Grove Bancorp, Inc.               Pennsylvania

Trading Exchange

     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 315 publicly-traded, FDIC-insured institutions, including 31 mutual holding companies, 12 are traded on the New York Stock Exchange, 30 are traded on the American Stock Exchange and 273 are listed on NASDAQ.

IPO Date

     Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of October 5, 2000, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 1999.

Geographic Location

     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Citizens First, including the New England, western, southwestern and southeastern states.

Geographic Location  (cont.)

     The geographic location parameter consists of Michigan and its surrounding states of Ohio, Indiana and Wisconsin, as well as the states of Pennsylvania, Kentucky, Illinois, Missouri, Minnesota and Iowa, for a total of ten states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was from $200 million to $2 billion, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to Citizens First, with assets of approximately $794.4 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

     Exhibits 37 and 38 show the 57 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates

Summary  (cont.)

may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.

BALANCE SHEET PARAMETERS

Introduction

     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

     1.   Cash and Investments/Assets

     2.   Mortgage-Backed Securities/Assets

     3.   One- to Four-Family Loans/Assets

     4.   Total Net Loans/Assets

     5.   Total Net Loans and Mortgage-Backed Securities/Assets

     6.   Borrowed Funds/Assets

     7.   Equity/Assets

     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Citizens First with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Citizens First. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

     Citizens First's ratio of cash and investments to assets was 16.40 percent at August 31, 2000, and reflects a share of investments generally in line with national and regional averages. The Bank's investments consist primarily of federal agency and government securities, interest-bearing deposits, municipal securities, debt securities and FHLB stock. For its most recent five fiscal years, Citizens First's average ratio of cash and investments to assets was a lower 8.0 percent, from a high of 7.4 percent at March 31, 1996, to a low of 2.8 percent in fiscal 1999, indicating a four year decline followed by a significant increase in the fifth year. It should be noted that, for the purposes of comparable group selection, Citizens First's $5.1 million balance of Federal Home Loan Bank stock at August 31, 2000, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

     The parameter range for cash and investments relates to the Bank's historically volatile ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent.

Mortgage-Backed Securities to Assets

     Citizens First had no mortgage-backed securities at August 31, 2000, and at the close of its most recent five fiscal years, compared to the regional average of 8.1 percent of assets and the national average of 10.0 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.

One- to Four-Family Loans to Assets

     Citizens First's lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 50.4 percent of the Bank's assets at August 31, 2000, which is similar to both the national average of 47.1 percent and lower than the 53.0 percent average for savings institutions in the Midwest. The parameter for this characteristic requires any comparable group institution to have from 30.0 percent to 80.0 percent of its assets in one-to four-family loans with a midpoint of 55.0 percent.

Total Net Loans to Assets

     At August 31, 2000, Citizens First had a ratio of total net loans to assets of 79.7 percent and a higher five calendar year average of 88.5 percent, both of which are higher than the national average of 70.5 percent and the regional average of 74.9 percent for publicly-traded thrifts. The parameter for the selection of the comparable group is from 60.0 percent to 90.0 percent with a midpoint of 75.0 percent. The broadness of the range recognized the Bank's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Citizens First.

Total Net Loans and Mortgage-Backed Securities to Assets

     As discussed previously, Citizens First had a 79.7 percent ratio of total net loans to assets and had no mortgage-backed securities at August 31, 2000. Recognizing the industry and regional ratios of 10.0 percent and 8.1 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 65.0 percent to 95.0 percent, with a midpoint of 80.0 percent.

Borrowed Funds to Assets

     Citizens First had a $77.3 million balance of borrowed funds at August 31, 2000, consisting of FHLB advances, representing 9.7 percent of assets. At March 31, 2000, the Bank's borrowed funds were $70.5 million or a very similar 9.5 percent of assets, and its five calendar year average was a lower 7.1 percent with an increasing share since March 31, 1996, as the Bank made greater use of borrowings to fund its asset growth. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

     The institutional demand for borrowed funds increased in 1996 and 1997 due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

     The parameter range of borrowed funds to assets is 35.0 percent or less with a midpoint of 17.5 percent, lower than the national averages of 22.5 percent for publicly-traded thrifts and 29.8 percent for all FDIC-insured savings institutions.

Equity to Assets

     Citizens First's equity to assets ratio as of August 31, 2000, was 8.4 percent. After conversion, based on the midpoint value of $62.6 million and a public offering of $58.0 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Citizens First's equity is projected to stabilize in the area of 11.5 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 13.9 percent following conversion. Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 15.0 percent with a midpoint ratio of 11.0 percent.

PERFORMANCE PARAMETERS

Introduction

     Exhibit 38 presents five parameters identified as key indicators of Citizens First's earnings performance and the basis for such performance both historically and during the four quarters ended August 31, 2000. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

     The key performance parameter is the ROAA. For the twelve months ended August 31, 2000, Citizens First's ROAA was 0.80 percent based on net earnings after taxes and 1.02 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Bank's ROAA over its prior five fiscal years, based on net earnings, has ranged from a low of 0.53 percent in 1997 to a high of 1.01 percent in both 1998 and 1999, with an average ROAA of 0.82 percent. The consolidated ROAA for the Bank and the Corporation on a pro forma basis at the time of conversion is projected to be 1.07 percent based on core income at the midpoint valuation.

     For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both Citizens First and the comparable group. Considering the

Return on Average Assets  (cont.)

historical, current and projected earnings performance of Citizens First, the range for the ROAA parameter based on core income has been defined as 0.70 percent to a high of 1.45 percent with a midpoint of 1.08 percent.

Return on Average Equity

     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

     The consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 7.75 percent based on core income at the midpoint valuation. Prior to conversion, the Bank's ROAE for the twelve months ended August 31, 2000, was 9.25 percent based on net income and 11.83 percent based on core income, with a five fiscal year average net ROAE of 9.65 percent. The parameter range for the comparable group, based on core income, is from 3.5 percent to 15.0 percent with a midpoint of 9.3 percent.

Net Interest Margin

     Citizens First had a net interest margin of 3.58 percent for the twelve months ended August 31, 2000, representing net interest income as a percentage of average interest-earning assets. The Bank's range of net interest margin for the five previous fiscal years has been from a low of 3.43 percent in 1997 to a high of 3.82 percent in 1999 with a five year average of 3.62 percent and a generally stable trend since 1996 with relatively mild fluctuation.

Net Interest Margin  (cont.)

     The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.25 percent with a midpoint of 3.50 percent.

Operating Expenses to Assets

     For the twelve months ended August 31, 2000, Citizens First had a modestly lower than average 2.24 percent ratio of operating expense to average assets. The Bank's operating expenses, net of non-recurring items, indicated a decrease from 2.70 percent March 31, 1996, with its ratio to average assets fluctuating from a low of 2.30 percent in 2000 to a high of 3.58 percent in 1999, for a five fiscal year average of 2.80 percent.

     The operating expense to assets parameter for the selection of the comparable group is from a low of 1.50 percent to a high of 3.00 percent with a midpoint of 2.25 percent.

Noninterest Income to Assets

     With the elimination of non-recurring gain and loss items in fiscal years 1999 and 2000, Citizens First has consistently experienced a generally average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Bank's noninterest income to average assets was a negative 0.03 percent for the twelve months ended August 31, 2000, including its $4.5 million loss on the sale of loans. Net of that non-recurring loss, the Bank's noninterest income was $3.9 million or 0.53 percent of average assets during the twelve months ended August 31, 2000, which is similar to the current average of 0.56 percent for publicly-traded thrift institutions. Net of its non-recurring loss in fiscal year 2000 and its non-recurring gain of $6.1 million in fiscal year 1999, Citizens First's average annual ratio of noninterest income for the past five calendar years has been 0.50 percent of average assets since fiscal year 1996, with annual ratios ranging from 0.63 percent in 1999 to 0.35 percent in 1996.

Noninterest Income to Assets  (cont.)

     The range for this parameter for the selection of the comparable group is
1.00 percent or less of average assets, with a midpoint of 0.50 percent.

ASSET QUALITY PARAMETERS

Introduction

     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Citizens First. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

     Citizens First's ratio of nonperforming assets to assets was 0.29 percent at August 31, 2000, which is lower than both the national average of 0.51 percent for publicly-traded thrifts and the Midwest regional average of 0.53 percent, and only modestly higher than its 0.18 percent ratio at March 31, 2000. For the five fiscal years ended March 31, 1996 to 2000, the Bank's ratio fluctuated from a low of 0.12 percent at March 31, 1996, to a high of 0.24 percent at March 31, 1998, with a five year average of 0.16 percent and a stable trend.

     The parameter range for nonperforming assets to assets has been defined as
0.75 percent of assets or less with a midpoint of 0.38 percent.

Repossessed Assets to Assets

     Citizens First had a low 0.03 percent ratio of repossessed assets to total assets at August 31, 2000, compared to a lower ratio of 0.01 percent at March 31, 2000, and a five fiscal year average of 0.01 percent or less. National and regional averages were 0.11 percent and 0.09 percent, respectively, for publicly-traded savings institutions and 0.10 for all FDIC-insured savings institutions at the end of their most recent quarters.

     The range for the repossessed assets to total assets parameter is 0.20 percent of assets or less with a midpoint of 0.10 percent.

Loans Loss Reserves to Assets

     Citizens First had an allowance for loan losses of $10,633,000, representing a loan loss allowance to total assets ratio of 1.34 percent at August 31, 2000, which is slightly lower than its 1.41 percent ratio at March 31, 2000, and moderately lower than its ratio of 1.73 percent at March 31, 1999. For its previous five fiscal years, the Bank's loan loss reserve averaged 1.39 percent of assets from a low of 1.24 percent in 1998 to a high of 1.73 percent in 1999, indicating ratios consistently and significantly higher than the industry average.

     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $213.5 million to $1.9 billion with an average asset size of $667.2 million and have an average of 12.0 offices per institution. Two of the comparable group institutions were converted in 1987, one in 1988, one in 1992, one in 1993, two
in 1995, one in 1996, one in 1997 and one in 1998.   Nine of the comparable
group institutions are traded on NASDAQ and one is traded on the American Stock Exchange. Of the ten institutions, all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 10.5 percent, which is only 0.5 percent lower than all publicly-traded thrift institutions in the United States but 19.1 percent lower than publicly-traded thrift institutions in Michigan; and for the most recent four quarters indicated a core return on average assets of 1.03 percent, higher than all publicly-traded thrifts at 0.81 percent and publicly-traded Michigan thrifts at 0.85 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

     This section reviews and compares the financial performance of Citizens First to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Michigan thrifts, as well as to the ten institutions constituting Citizens First's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

     As presented in Exhibits 42 and 43, at August 31, 2000, Citizens First's total equity of 8.43 percent of assets was lower than the 10.54 percent for the comparable group, the 10.49 for all thrifts, the 11.62 percent for Midwest thrifts and the 8.53 percent ratio for Michigan thrifts. The Bank had a 79.74 percent share of net loans in its asset mix, higher than the comparable group at 78.27 percent, all thrifts at 70.53 percent and Midwest thrifts at 74.85 percent, but lower than Michigan thrifts at 85.77 percent. Citizens First's share of net loans, higher than industry averages, is primarily the result of its absence of mortgage-backed securities only partially offset by its slightly higher 16.40 percent share of cash and investments. The comparable group had a lower 12.85 percent share of cash and investments and a 5.09 percent share of mortgage-backed securities. All thrifts had 10.04 percent of assets in mortgage-backed securities and 15.26 percent in cash and investments. Citizens First's 80.19 percent share of deposits was considerably higher than the comparable group and the three geographic categories, reflecting the Bank's lower 9.73 percent ratio of borrowed funds to assets. The comparable group had deposits of 67.49 percent and borrowings of 21.04 percent. All thrifts averaged a 65.39 percent share of deposits and 22.47 percent of borrowed funds, while Midwest thrifts had a 65.36 percent share of deposits and a 21.58 percent share of borrowed funds. The four Michigan thrifts averaged a 59.68 percent share of deposits and a 28.78 percent share of borrowed funds. Citizens First had intangible assets in the form or mortgage servicing rights equal to 0.35 percent of total assets at August 31, 2000, compared to 0.61 percent for the comparable group, 0.35 percent for all thrifts, 0.25 percent for Midwest thrifts and 0.26 percent for Michigan thrifts.

Analysis of Financial Performance  (cont.)

     Operating performance indicators are summarized in Exhibits 44 and 45 and provide a synopsis of key sources of income and key expense items for Citizens First in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

     As shown in Exhibit 46, for the twelve months ended August 31, 2000, Citizens First had a yield on average interest-earning assets higher than the comparable group, all thrifts and Midwest thrifts, but slightly lower than the average of the four Michigan thrifts. The Bank's yield on interest-earning assets was 7.82 percent compared to the comparable group at 7.57 percent, all thrifts at 7.58 percent, Midwest thrifts at 7.54 percent and Michigan thrifts at
7.86 percent.

     The Bank's cost of funds for the twelve months ended August 31, 2000, was lower than the comparable group and the three geographical categories. Citizens First had an average cost of interest-bearing liabilities of 4.47 percent compared to 4.75 percent for the comparable group, 4.73 percent for all thrifts,
4.82 percent for Midwest thrifts and 5.12 percent for Michigan thrifts. The Bank's higher yield on interest-earning assets complimented by its lower interest cost, resulting in net interest income of 3.41 percent of average total assets, which was higher than the comparable group at 3.21 percent, all thrifts at 3.17 percent, Midwest thrifts at 3.10 percent and Michigan thrifts at 2.89 percent. Citizens First demonstrated a net interest margin of 3.58 percent for the twelve months ended August 31, 2000, based its ratio of net interest income to average interest-earning assets, which was higher than the comparable group ratio of 3.35 percent. All thrifts averaged a lower 3.45 percent net interest margin for the trailing four quarters, as did

Midwest thrifts and Michigan thrifts at 3.24 percent and 3.08 percent, respectively.

     Citizens First's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 45. The Bank took back into income $377,000 of its allowance for loan losses during the twelve months ended August 31, 2000, representing 0.05 percent of average assets and reflecting the Bank's objective to modestly reduce its ratio of

Analysis of Financial Performance  (cont.)

allowance for loan losses to total loans, nonperforming assets and total assets in recognition of its previous ratio significantly higher than the industry averages. The comparable group indicated a provision representing 0.13 percent of assets, with all thrifts at 0.13 percent, Midwest thrifts at 0.12 percent and Michigan thrifts at 0.15 percent.

      The Bank's non-interest income was $3,909,000 or 0.53 percent of average assets for the twelve months ended August 31, 2000, excluding its $4,500,000 gain on the sale of loans. Such net non-interest income ratio was similar to the comparable group at 0.58 percent, all thrifts at 0.56 percent and Midwest thrifts at 0.51 percent, but lower than Michigan thrifts at 0.72 percent. For the twelve months ended August 31, 2000, Citizens First's operating expense ratio was 2.24 percent of average assets, which was higher than the comparable group at 2.11 percent and Michigan thrifts at 2.15 percent, but lower than all thrifts at 2.37 percent and Midwest thrifts at 2.27 percent.

     The overall impact of Citizens First's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended August 31, 2000, the Bank had an ROAA of 0.80 percent based on net income and a higher ROAA of 1.02 percent based on core income, as indicated in Exhibit
7. For its most recent four quarters, the comparable group had a higher net ROAA of 1.04 percent and a higher core ROAA of 1.03 percent. All publicly-traded thrifts averaged a lower 0.81 percent core ROAA, as did

Midwest thrifts at 0.80 percent and Michigan thrifts at 0.85 percent.

V.   MARKET VALUE ADJUSTMENTS

     This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Citizens First with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and from the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE AND GROWTH POTENTIAL

     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in primary market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

     As discussed earlier, the Bank's historical business philosophy has focused on increasing its net interest income and net income, maintaining a low ratio of nonperforming assets, strengthening its level of interest sensitive assets relative to interest sensitive liabilities and thereby improving its sensitivity measure and its overall interest rate risk, maintaining an adequate level of general valuation allowances to reduce the impact of any unforeseen losses, and monitoring its overhead expenses. Following conversion, the Bank's objectives will continue to focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, maintaining a moderate ratio of non-performing and classified assets, increasing its level of interest sensitive assets relative to interest sensitive liabilities and reducing its share of fixed-rate residential mortgage loans through selling them in the secondary market.

     Earnings are often related to an institution's ability to generate loans. The Bank was an active originator of both mortgage and non-mortgage loans in years 1999 to 2000 and during the five months ended August 31, 2000, with a strong increase in consumer loans in 2000. For the five months ended August 31, 2000, annualized, total loan originations were greater than in fiscal 2000, with most of the increase occurring in the categories of construction loan originations and commercial business loans. During the year ended March 31, 2000, the origination of one- to four-family loans, fell short of that category of originations in 1998 and in 1999. Compared to fiscal 1998, consumer loans indicated an increase of $48.8 million for the year ended March 31, 2000, and increased an additional $7.3 million, annualized, for the five months ended August 31, 2000. The Bank's origination of commercial loans increased by $9.9 million or 47.3 percent for the year ended March 31, 2000, compared to 1998, and increased $12.3 million or 40.1 percent, annualized, for the five months ended August 31, 2000. Total loan originations for the year ended March 31, 2000, exceeded fiscal year 1998 originations by $74.6 million or 34.2 percent, while total originations during the five months ended August 31, 2000, annualized, exceeded 2000 originations by a strong $36.6 million or 12.5 percent.

     For the five months ended August 31, 2000, one- to four-family loans, commercial real estate loans, consumer loans and commercial business loans represented 35.3 percent, 12.2 percent, 25.1 percent, and 13.1 percent, respectively, of total loan originations. In comparison, during 1998, one- to four-family loans, commercial real estate loans, consumer loans and commercial loans represented 60.l percent, 6.7 percent, 12.2 percent and 9.6 percent, respectively, of total loan originations.

     Total mortgage and non-mortgage loan originations were $137.1 million in the five months ended August 31, 2000, reduced by repayments, loan sales and other adjustments of $74.2 million, resulted in an increase of $62.9 million in gross loans receivable at August 31, Earnings Performance and Growth Potential (cont.)

2000, compared to March 31, 2000. In 2000, total loan originations of $292.5 million, reduced by repayments, loan sales and other adjustments of $315.7 million, resulted in a decrease of $23.2 million in gross loans receivable to $580.4 million at March 31, 2000, compared to $603.6 million at March 31, 1999. At March 31, 1998, compared to March 31, 1997, loans receivable increased $60.4 million due to originations of $217.9 million, reduced by repayments, loan sales and other adjustments of $157.5 million.

     The impact of Citizens First's primary lending efforts has been to generate a yield on average interest-earning assets of 7.82 percent for the twelve months ended August 31, 2000, compared to a lesser 7.57 percent for the comparable group, 7.58 percent for all thrifts and 7.54 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was 7.44 percent for the twelve months ended August 31, 2000, which was also higher than the comparable group at 7.25 percent, all thrifts at 7.23 percent and Midwest thrifts at 7.22 percent.

       Citizens First's 4.47 percent cost of interest-bearing liabilities for the twelve months ended August 31, 2000, was lower than the comparable group at
4.75 percent, all thrifts at 4.73 percent and Midwest thrifts at 4.82 percent. The Bank's resulting net interest spread of 3.35 percent for the twelve months ended August 31, 2000, was higher than the comparable group at 2.82 percent, all thrifts at 2.85 percent and Midwest thrifts at 2.72. The Bank's net interest margin of 3.58 percent, based on average interest-earning assets for the twelve months ended August 31, 2000, was modestly higher than the comparable group at
3.35 percent, all thrifts at 3.32 percent and Midwest thrifts at 3.24 percent.

     Excluding the recent loss on the sale of loans, the Bank's ratio of noninterest income to assets was 0.53 percent for the twelve months ended August 31, 2000, lower than the comparable group at 0.58 percent, lower than all thrifts at 0.56 percent and similar to

Midwest thrifts at 0.51 percent. The Bank's operating expenses were modestly higher than the comparable group but lower than all thrifts and Midwest thrifts. For the twelve months ended

Earnings Performance and Growth Potential  (cont.)

August 31, 2000, Citizens First had an operating expenses to assets ratio of
2.24 percent compared to 2.11 percent for the comparable group, 2.37 percent for all thrifts and 2.27 percent for Midwest thrifts.

     For the twelve months ended August 31, 2000, Citizens First generated lower noninterest income, lower noninterest expenses and a higher net interest margin relative to its comparable group. As a result, the Bank's net income was lower than the comparable group and the Bank's core income was only slightly lower than the comparable group for the twelve months ended August 31, 2000. Based on net earnings, the Bank had a return on average assets of 0.71 percent in 1996,
0.53 percent in 1997, 1.01 percent in 1998 and 1999, 0.85 percent in 2000, 1.07 percent for the five months ended August 31, 2000, annualized, and 0.80 percent for the twelve months ended August 31, 2000. For the trailing twelve months, the comparable group had a higher net ROAA of 1.04 percent, while all thrifts indicated a lower ROAA of 0.78 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were higher than its net earnings and resulted in a 1.02 percent core return on assets for the twelve months ended August 31, 2000. That core ROAA was also lower than the comparable group at 1.03 percent, but higher than all thrifts at 0.81 percent and Midwest thrifts at 0.80 percent.

     Citizens First's earnings stream will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and
variation of its noninterest income and overhead expenses.   Noninterest income
has increased from 1996 through August 31, 2000, and overhead expenses have indicated a recently decreasing trend in their ratio to average assets influenced by the Bank's strong growth. The Bank's net interest margin, higher than the comparable group, has been the result of its higher yield on assets accented by its lower cost of funds. Citizens First's composite yield on interest-earning assets is likely to benefit from its increase in higher yielding consumer loans due to the Bank's increasing share of higher rate automobile loans. It is also likely, moreover, that strong competition from both financial institutions and mortgage companies will limit the Bank's ability to significantly increase rates on individual mortgage loan products. Citizens First's success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its

Earnings Performance and Growth Potential  (cont.)

ability to increase its shares of higher yielding non-mortgage loans, rather than by increasing rates on its loan products in the current rate environment. The Bank's cost of funds has witnessed an increase during the past year and this rising cost of funds will likely continue and basically offset the Bank's rise in its yield on interest-earning assets. During the next few years, a possible modest increase in the Bank's net interest spread and net interest margin will be dependent on Citizens First's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its primary market area.

     It has also been recognized that Citizens First's current core ROAA, in addition to being slightly lower than that of its comparable group, has been volatile, while its net interest margin and net interest spread have indicated recent decreases. Citizens First's noninterest expenses, noninterest income, net interest spread and net interest margin for the twelve months ended August 31, 2000, were actually similar to performance in 1996, while ROAA was higher. The Bank's ROAE has indicated a rise from 8.16 percent in 1996 to 9.25 percent for the most recent twelve month period.

     Finally, as stated above, the competitive environment for both loans and deposits in the Bank's historically manufacturing dominated market will limit Citizens First's ability to significantly increase its market share other than by increasing savings rates or reducing loan rates, which are not consistent with the Bank's current strategies.

     In recognition of the foregoing earnings related factors, with consideration to

Citizens First's current performance measures no adjustment has been made to Citizens First's pro forma market value for earnings performance and growth potential.

MARKET AREA

     Citizens First's primary market area for retail deposits consists of Huron, Lapeer, St. Clair and Sanilac Counties, Michigan, and the Bank's lending market extends into Macomb County. As discussed in Section II, since 1990, this overall primary market area has experienced increases in population and households, but has also been characterized with higher unemployment rates than the comparable group markets, Michigan and the United States. The average unemployment rate in the Bank's primary market area was 4.9 percent in 1999, compared to 3.8 percent in Michigan and 4.2 percent in the United States. By July 2000, the primary market area's unemployment rate had increased to 5.2 percent, although Michigan decreased to 3.5 percent and the United States remained at 4.2 percent. Per capita income and median household income in Citizens First's primary market area have historically been and remain similar to the state and national averages but lower than the comparable group average. The median housing value and median rent in the Bank's primary market area is significantly lower than Michigan and the comparable group as well as the United States.

     Citizens First's primary market area is characterized by smaller communities with two of the four market area counties being more focused on agriculture and two being more industrial and more dependent on the nearby auto industry in Detroit. In the Bank's primary market area, the manufacturing sector represents the primary source of employment, followed by the services sector and then the wholesale/retail sector. The market continues to be focused on auto-related manufacturing with almost 30.0 percent of employment tied to manufacturing compared to 24.6 percent in Michigan and 19.2 percent in the United States.

     The level of financial competition in Citizens First's primary market area is relatively strong with commercial banks holding a strong majority of deposits, representing 80.4 percent of deposits, and financial institutions of varying sizes and characteristics operating in and around Citizens First's offices. The Bank experienced net increases in deposits in each of its most recent two fiscal years, as deposits and interest credited exceeded withdrawals, with its average annual growth rate being slightly higher than the comparable group. The Bank's recent growth in deposits has been primarily due to growth in public funds.

Market area (cont.)

     In recognition of the foregoing factors, we believe that a moderate downward adjustment is warranted for the Bank's primary market area.

FINANCIAL CONDITION

     The financial condition of Citizens First is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 42 and 43. The Bank's ratio of total equity to total assets was 8.43 percent at August 31, 2000, which was lower than the comparable group at 10.54 percent, all thrifts at 10.49, and Midwest thrifts at 11.62 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 13.86 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 11.64 percent.

     The Bank's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. Citizens First had a 79.7 percent ratio of net loans to total assets at August 31, 2000, compared to the comparable group at 78.3 percent and all thrifts at 70.5 percent. The Bank's 16.4 percent share of cash and investments was higher than the comparable group at 12.9 percent, all thrifts at 15.3 percent and Midwest thrifts at 13.1 percent. Citizens First's ratio of mortgage-backed securities to total assets of zero was lower than the comparable group at 5.1 percent and all thrifts at 10.0 percent. The Bank's 80.2 percent ratio of deposits to total assets was higher than the comparable group at 67.5 percent, all thrifts at 65.4 percent and Midwest thrifts at 65.4 percent. Citizens First's 9.7 percent ratio of borrowed funds to assets was much lower than the comparable group at 21.0 percent, all thrifts at
22.5 percent and Midwest thrifts at 21.6 percent.

     Citizens First had intangible assets of 0.35 percent of assets and repossessed assets of 0.03 percent of assets, compared to ratios of 0.61 percent and 0.05 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets

Financial Condition  (cont.)

of 0.35 percent and real estate owned of 0.11 percent. The financial condition of Citizens First is influenced by its level of nonperforming assets of $2.2 million or 0.29 percent of assets at August 31, 2000, compared to a similar 0.33 percent for the comparable group, 0.51 percent for all thrifts and 0.53 percent for Midwest thrifts. Historically, the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been lower than industry averages and have fluctuated moderately since March 31, 1998. The Bank's ratio of nonperforming assets to total assets was 0.24 percent and 0.18 percent at March 31, 1998, and 2000, respectively.

     The Bank had a normal share of high risk real estate loans at 11.00 percent of total assets, compared to 11.69 percent for the comparable group and 16.01 percent for all thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties. The Bank had a much higher share of higher risk consumer loans and commercial business loans at August 31, 2000, representing 24.1 percent of gross loans. This well exceeds the industry norm and the average for the comparable group, both of which are dominated by mortgage loans.

     At August 31, 2000, Citizens First had $10.6 million of allowances for loan losses, which represented 1.34 percent of assets and 1.65 percent of total loans. The comparable group indicated allowances equal to 0.53 percent of assets and a larger 0.70 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming loans, since a portion of nonperforming assets might eventually be charged off. Citizens First's $10.6 million of allowances for loan losses, represented 457.53 percent of nonperforming loans at August 31, 2000, compared to the comparable group's 211.43 percent, with all thrifts at 197.95 percent and Midwest thrifts at 166.33 percent. Citizens First's ratio of net charge-offs to average total loans, moreover, was 0.03 percent for the twelve months ended August 31, 2000, lower than the 0.09 percent for the comparable group, 0.16 percent for all thrifts and 0.14 percent for Midwest thrifts. This ratio is reflective of the Bank's maintenance of a higher average ratio of reserves to loans, and a higher ratio of reserves to

Financial Condition  (cont.)

nonperforming loans due to the Bank's higher share of consumer and commercial business loans.

     Citizens First has a moderate level of interest rate risk, as reflected by the negative exposure of its net interest income under conditions of rising interest rates. The Bank's net interest income is projected to decrease 13.0 percent if interest rates rise 200 basis points. This exposure is similar to the Bank's current interest rate risk limit.

     Overall, with particular consideration to the Bank's equity level, share of higher risk loans and interest rate risk position, we believe that a moderate downward adjustment is warranted for Citizens First's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

     During the past two fiscal years, Citizens First has been characterized by higher than average growth in assets and deposits, combined with growth in loans similar to the comparable group. The Bank's five year asset growth and loan growth have both also been higher than all thrifts. The Bank's average annual asset growth rate from 1996 to 2000, was 13.0 percent, compared to a lower 8.8 percent for the comparable group, 8.1 percent for all thrifts and 8.4 percent for Midwest thrifts. Citizens First's asset growth rate is reflective primarily of its growth in consumer loans. The Bank's loans indicate an average annual increase of 8.0 percent from 1996 to 2000, compared to average growth rates of
8.1 percent for the comparable group, 11.7 percent for all thrifts and 11.9 percent for Midwest thrifts. Citizens First's deposits indicate an average annual increase of 10.4 percent from March 31, 1996 to March 31, 2000, followed by a deposit increase of 6.0 percent or 14.3 percent annualized during the five months ended August 31, 2000. Annual deposit changes have been from a low of
4.6 percent in 1999 to a high of 14.1 percent in 2000, compared to average growth rates of 5.1 percent for the comparable group, 5.8 percent for all thrifts and 5.1 percent Asset, Loan and Deposit Growth (cont.)

for Midwest thrifts. The Bank's recent growth in deposits has been primarily due to the Bank's focus on public deposits.

     The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. The Bank does not anticipate its loan and deposit growth to continue at its recently strong pace. Citizens First's fourteen offices serve the primary market area of Huron, Lapeer, St. Clair and Sanilac Counties. The Bank's primary market area has experienced a moderate rise in population and households between 1990 and 1999 but is projected to grow at a much slower pace over the following five years. The Bank's primary market area also indicates per capita income and median household income levels similar to Michigan and the United States and in May 2000 had an unemployment rate higher than Michigan and the United States.

     The Bank's dependence on its current primary market area, with no immediate plans to expand beyond that primary market area, could result in limited asset growth as a result of its highly competitive operating environment. Citizens First's projections indicate a reduction in deposits the first year due to outflow of public deposits and reduction in retail deposits to purchase conversion stock. Total loans are projected to experience moderate growth, with excess growth offsetting reductions in investments and increases in borrowed funds. Citizens First's highly competitive operating environment, together with its anticipated stable deposits and moderate asset growth, should result in similar growth in assets and deposits for the Bank relative to the comparable group. Loan growth, if the Bank's objectives are realized, should also be similar to that of the comparable group.

     Based on these conditions, we have concluded that no adjustment to the Bank's pro forma value is warranted.

DIVIDEND PAYMENTS

     Citizens First has not committed to pay an initial cash dividend. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 4.01 percent. The average dividend yield for Michigan thrifts is 3.31 percent and 2.92 percent for all thrifts.

     The current dividend yields for thrift stocks have increased due partially to the decrease in the average market price for thrift stocks combined with modest increases in cash dividends. The Bank has no plans to pay a cash dividend for at least a year, and the initial dividend will be well below current dividend yields. In our opinion, a downward adjustment to the pro forma market value is warranted at this time related to dividend payments.

SUBSCRIPTION INTEREST

     In the first half of 2000, investors' interest in new issues was minimal and subscription levels were consistently low, although a few issues received a stronger reaction from the marketplace. The number of conversions in the first half of 2000 decreased from historical levels. Overall, the reaction of IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the future of merger/acquisition activity in the thrift industry. Additionally, the overall stock market decline may restrain investor interest in new offerings.

     Citizens First will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $1.5 million or 2.6 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total

Subscription Interest (cont.)

shares issued in the conversion. Additionally, the Prospectus restricts to 25,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

     The Bank has secured the services of Trident Securities, a Division of McDonald Investments, Inc. ("Trident") to assist in the marketing and sale of the conversion stock.

     Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that a downward adjustment is warranted for the Bank's anticipated subscription interest.

LIQUIDITY OF THE STOCK

     Citizens First will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of Trident. Citizens First will pursue at least two market makers for the stock. The Bank's offering is very similar in size to the comparable group. The comparable group has an average market value of $64,440,000 for the stock outstanding compared to a midpoint value of $62,640,000 for Citizens First. We have concluded, therefore, that no adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.

MANAGEMENT

     The president, chief executive officer, and managing officer of Citizens
First is Larry J. Moeller, Sr., who is also a director.   Mr. Moeller joined the
Bank in 1998 as President and Chief Executive Officer and was appointed a director in 1999. Prior to working at Citizens

Management (cont.)

First, Mr. Moeller worked in the Port Huron Area School District for 31 years, including serving as Superintendent of School from 1980 until 1997. Mr. J. Stephen Armstrong is Senior Vice President of the Bank in charge of the Commercial Banking Division since 1999. Mr. Armstrong has worked at Citizens First since 1995, serving in several different lending positions. Mr. Randy J. Cutler is Senior Vice President in charge of Retail Banking and Branch Operations since 1985. Mr. Cutler joined the Bank in 1977. Mr. Timothy D. Regan is also a Senior Vice President and is the Bank's controller and chief financial officer. Mr. Regan has served as Senior Vice President since 1991 and has been employed with the Bank since 1988. The final member of the Bank's senior management group is Mr. B. Scott Nill who is Vice President in charge of Operations. Mr. Nill has served in the position since 1998. For seven years prior to joining Citizens First, Mr. Nill was the chief executive officer of I.M.P.A.C.T. corporation, which is a center for human resources.

     The management of Citizens First have been successful in increasing the Bank's deposit base and strengthening its market share, and in strengthen lending activity, despite a highly competitive operating environment including the presence of much larger financial institutions. During the past few years, Citizens First has been able to increase its dollar level of retained earnings, its net interest margin, reduce its overhead expenses, maintain a higher than average allowance for loan losses to loans and strengthen its level of noninterest income. Management has also been successful in controlling nonperforming assets and classified loans, keeping them similar to the comparable group and industry averages. Although net margin has decreased recently, it is still above the industry average.

     Overall, we believe the Bank to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions, based on their performance ratios. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the downward trend in market prices for financial institutions over the past year, the decrease in merger and acquisition activity in the financial institution industry and the resultant decrease in pricing ratios and the presence of new competitors in the financial institution industry such as investment firms, insurance companies, mortgage companies, etc., resulting in increased pressure to attract retail deposits at normal rates rather than premium rates. Recently converted institutions seem to have borne much of the impact of that uncertainty, reflected in much weaker subscription activity and in some instances the need to extend subscription offerings and do community offerings.

     We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI.  VALUATION METHODS

     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the
thrift industry in the early to mid-1990s.   As earnings in the thrift industry
improved in the last few years, however, more emphasis was been placed on the price to earnings method in most conversions, but with the recent increase in interest rates and the decline in the prices of financial institution stocks, this valuation will focus on the correlation of both methods.

     In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

     In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value."

     In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. A maximum downward adjustment was made for the marketing of the issue. Moderate downward adjustments were made for the Bank's market area and financial condition. Minimum downward adjustments were made for subscription interest and dividend payments. No adjustments were made for earnings performance, potential asset, loan and deposit growth, liquidity of the Corporation's stock and the Bank's management.

PRICE TO BOOK VALUE METHOD

     In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered less meaningful for institutions that provide a consistent earnings trend, but remains significant and reliable as a confirmational and correlative analysis to the price to earnings and price to assets approaches. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

     Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 92.99 percent and 89.28 percent, respectively. The total comparable group indicated a moderately wide range, from a low of 77.92 percent (Northeast PA Financial Corp.) to a high of 114.34 percent (Alliance Bancorp). The comparable group had slightly higher average and median price to tangible book value ratios of 99.72 percent and 95.20 percent, respectively, with a high of 136.51 percent and a low of 77.92 percent. Excluding the low and the high in the group, the price to book value range narrowed modestly from a low of 78.58 percent to a high of 109.92 percent, while the range of price to tangible book value ratio narrowed from a low of 78.89 percent to a high of
115.28 percent.

     Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 53.56 percent and a price to tangible book value ratio of 53.65 percent at the midpoint. The price to book value ratio increases from 48.82 percent at the minimum to 62.15 percent at the maximum as adjusted, while the price to tangible book value ratio increases from 53.73 percent at the minimum to 62.23 percent at the maximum, as adjusted.

     The Corporation's pro forma price to book value and price to tangible book value ratios of 53.56 percent and 53.73 percent, respectively, are strongly influenced by the Bank's financial condition and local market, as well as recent prices of thrift stocks. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately
13.86 percent compared to 10.54 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $66,963,000 at August 31, 2000, the indicated pro forma market value of the Bank using this approach is $62,470,301 at the midpoint (reference Exhibit 48).

PRICE TO EARNINGS METHOD

     The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of Citizens First is displayed in
Exhibit 3, indicating after tax net earnings for the twelve months ended August 31, 2000, of $5,912,000, and in Exhibit 7 indicating the derivation of the Bank's lower core or normalized earnings of $7,562,000 for that period. To arrive at the pro forma market value of the Corporation by means of the price to earnings method, we used the core earnings base of $7,562,000.

     In determining the price to earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 10.43, while the median was 10.42. The average price to net earnings multiple was 10.39 and the median multiple was
9.97. The comparable group's price to core earnings multiple was lower than the average of 12.75 times earnings for all publicly-traded, FDIC-insured thrifts, and also lower than their median of 11.19. The range in the price to core earnings multiple for the comparable group was from a low of 7.63 (FFW Corp.) to a high of 13.43 (First Place Financial Corp.). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low price to earnings multiple of 8.49 to a high of 13.30 times earnings for eight of the ten institutions in the group.

     Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to core earnings multiple of 7.03 at the midpoint, based on Citizens First's core earnings of $7,562,000 for twelve months ended August 31, 2000.

     Based on the Bank's core earnings base of $7,562,000 (reference Exhibits 7 and 48), the pro forma market value of the Corporation using the price to earnings method is $62,972,188 at the midpoint.

PRICE TO ASSETS METHOD

     The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently

Price to Assets Method  (cont.)

allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was
9.69 percent and the median was 9.18 percent. The range in the price to assets ratios for the comparable group varied from a low of 7.88 percent (FFW Corp.) to a high of 12.19 percent (Industrial Bancorp, Inc.). It narrows slightly with the elimination of the two extremes in the group to a low of 7.93 percent and a high of 11.54 percent.

     Based on the adjustments made previously for Citizens First, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.45 percent at the midpoint, which ranges from a low of 6.38 percent at the minimum to 9.65 percent at the maximum, as adjusted.

     Based on the Bank's August 31, 2000, asset base of $794,428,000, the indicated pro forma market value of the Corporation using the price to assets method is $62,810,316 at the midpoint (reference Exhibit 48).

VALUATION CONCLUSION

     Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 53.56 percent for the Corporation represents a discount of 42.40 percent relative to the comparable group and decreases to 33.16 percent at the maximum, as adjusted. The price to core earnings multiple of 7.03 for the Corporation at the midpoint value indicates a discount of 32.64 percent, decreasing to a discount of 15.71 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 23.11 percent, decreasing to a discount of 0.47 percent at the super maximum.

Valuation Conclusion  (cont.)

     It is our opinion that as of October 5, 2000, the pro forma market value of the Corporation, inclusive of the shares to be issued to the foundation, is $62,640,000 at the midpoint, representing 6,264,000 shares at $10.00 per share. The foundation constitutes 8.0 percent of the midpoint of the subscription and community offering of $58,000,000 or $4,640,000. The total of the stock to be offered to the public, excluding the shares to be issued to the foundation, will be 4,930,000 shares, 5,800,000 shares, 6,670,000 shares and 7,670,500 shares at the minimum, midpoint, maximum and maximum, as adjusted, respectively. The resulting gross proceeds of the subscription and community offering will, therefore, be $49,300,000, $58,000,000, $66,700,000 and $79,705,000 at the
minimum, midpoint, maximum and maximum, as adjusted, respectively.

     Based on the established regulatory valuation formula, a standard conversion, exclusive of the contribution of stock to the foundation, would have resulted in a midpoint value of $65,300,000, a price to book value ratio of
53.50 percent, a price to core earnings multiple of 7.09 times earnings and a price to assets ratio of 7.69 percent.

     Inclusive of the contribution of stock to the foundation, the pro forma valuation range of the Corporation is from a minimum of $53,244,000 or 5,324,600 shares at $10.00 per share to a maximum of $72,036,000 or 7,203,600 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, is $82,841,400 or 8,284,140 shares at $10.00 per share (reference Exhibits 51 to 54).

     Inclusive of the contribution of stock to the foundation, the appraised value of Citizens First Bancorp, Inc. as of October 5, 2000, is $62,640,000 at the midpoint.